Exhibit 99.1

NANTWORKS ACQUIRES CYNVILOQ™ FOR UP TO $1.3+ BILLION

—$90 million+ up-front payment and $1.2 billion+ milestone payments

—Sorrento retains option for co-development and/or co-marketing of Cynviloq™

San Diego, CA - May 15, 2015—Sorrento Therapeutics, Inc. (NASDAQ: SRNE; Sorrento), announced today that NantPharma, founded by Dr. Patrick Soon-Shiong and a member of the NantWorks ecosystem of companies, agreed to acquire the rights to Cynviloq through the acquisition of Igdrasol, Inc., a wholly-owned subsidiary of Sorrento, which has been developing Cynviloq (paclitaxel nanoparticle polymeric micelle) in a bio-equivalence trial. Dr. Soon-Shiong was the founder of Abraxis BioScience and inventor and developer of the blockbuster drug Abraxane® (albumin-bound paclitaxel), currently approved for the treatment of breast, lung, and pancreatic cancers. Under the terms of the agreement, Sorrento will receive more than $90 million in an up-front cash payment plus the potential for more than $600 million in regulatory and $600 million in sales milestone payments. Sorrento will also receive additional transfer pricing payments from total unit sales. Furthermore, Sorrento has the option to co-develop and/or co-market Cynviloq on terms to be negotiated.

“We are extremely pleased with the recent Cynviloq TRIBECA™ study results and excited that Dr. Patrick Soon-Shiong and his NantPharma team plan to expand Cynviloq into multiple cancer indications, as well as combine it with immunomodulatory antibodies and cell therapies from Sorrento’s pipeline.” said Dr. Henry Ji, President and CEO. “This major transaction will enhance Sorrento’s mission of bringing innovative therapies to patients in need quickly and efficiently. It puts our lead program into the hands of a team that has the experience, commitment and resources to develop and launch a major cancer drug. This transaction not only validates our prior Igdrasol acquisition, it also delivers significant financial return, while potentially offering much more in the long run to our shareholders. Moving forward, Sorrento plans to focus on truly innovative immuno-oncology and cellular therapies and position us as the leader in the emerging immunotherapy space.”

“Precision cancer medicine will require a multi-faceted treatment approach involving chemotherapy, immunotherapy, adoptive cellular therapy and next-generation precision medicine technologies, including such as genomics and proteomics diagnostics which NantWorks is developing,” said Dr. Soon-Shiong. “We are committing significant resources to the development of novel cancer therapies, including combination therapies, an area of significant unmet need. Chemotherapy is an important pillar to the combination with immunotherapy and natural killer cells, and the opportunity to develop combination regimens of low-dose metronomic use of this active drug is an important step in transforming cancer care as we know it today.”

About Sorrento Therapeutics, Inc.

Sorrento is an oncology company developing new treatments for cancer and associated pain. In addition to Cynviloq, Sorrento has clinical stage asset resiniferatoxin, a non-opiate TRPV1 agonist currently in a Phase 1/2 study at the NIH to treat terminal cancer patients suffering from intractable pain.

In December 2014, Sorrento and NantWorks formed a global joint venture, called NANTibody, to focus on immunotherapies for cancer. Also in December 2014, Sorrento and Conkwest, Inc., a privately-held immuno-oncology company developing proprietary Neukoplast®, a Natural Killer (NK) cell-line based therapy, entered into an agreement to jointly develop CAR.TNK™ (Chimeric Antigen Receptor Tumor-attacking Neukoplast) immunotherapies for the treatment of cancer and infectious diseases. In March 2015, Sorrento entered into a global collaboration with NantCell, a NantWorks company, to discover and develop immunotherapies against tumor neo-epitopes.

About NantWorks

NantWorks, LLC, founded by renowned physician scientist and inventor of the first human nanoparticle chemotherapeutic agent Abraxane®, Dr. Patrick Soon-Shiong, is the umbrella organization for the following entities: NantHealth, NantMobile, NantMedia, NantOmics, NantBioScience, NantCell, NantPharma, NantCapital and NantCloud. Fact-based and solution-driven, each of NantWorks’ division entities operates at the nexus of innovation and infrastructure. The core mission of NantWorks is convergence: to develop and deliver a diverse range of technologies that accelerates innovation, broadens the scope of scientific discovery, enhances groundbreaking research, and improves healthcare treatment for those in need. NantWorks is building an integrated fact-based, genomically-informed, personalized approach to the delivery of care and the development of next generation diagnostics and therapeutics.

Forward-Looking Statements

This press release contains forward-looking statements related to Sorrento Therapeutics, Inc. under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995 and subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include statements about whether Sorrento will receive any or all of the milestone, profit share or other payments under the agreement with NantPharma; whether Cynviloq may be approved by the FDA; and the potential for co-development or co-marketing that may be agreed pursuant to the agreement with NantPharma; and other matters that are described in Sorrento’s Annual Report on Form 10-K for the year ended December 31, 2014, and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, including the risk factors set forth in those filings. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and we undertake no obligation to update any forward-looking statement in this press release except as required by law.

Cynviloq™, TRIBECA™, CAR.TNK™ and the Sorrento logo are trademarks owned by Sorrento Therapeutics, Inc.

All other trademarks and trade names are the property of their owners.

Contact:

Mr. George Uy

EVP & Chief Commercial Officer

Sorrento Therapeutics, Inc.

guy@sorrentotherapeutics.com

T: + 1 (661) 607-4057